SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1 TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

R-B RUBBER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	93-0967413 (I.R.S. Employer Identification No.)

904 E. 10th Avenue, McMinnville, Oregon 97128

(Address of Principal Executive Offices, including Zip Code)

R-B Rubber Products, Inc. 1995 Stock Option Plan

 (Full Title of the Plan)

904 E. 10th Avenue

McMinnville, Oregon 97128

(Address of Principal Executive Offices)

(503) 472-4691

(Telephone Number, Including Area Code, of Principal Executive Offices)

Copy to:

Gustavo J. Cruz, Jr.

Jason R. Sieminski

Davis Wright Tremaine LLP

1300 SW Fifth Avenue

Suite 2300

Portland, Oregon 97201

The undersigned Registrant hereby files this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister 204,007 shares of R-B Rubber Products, Inc. common stock, no par value (the “Common Stock”), under the R-B Rubber Products, Inc. 1995 Stock Option Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

On January 8, 2003, the shareholders of R-B Rubber Products, Inc. (“the Company”) approved a merger agreement and related transactions (the “Merger”) pursuant to which the Company would become a wholly-owned subsidiary of Dash Multi-Corp., Inc.  The Merger was consummated on January 10, 2003.  Pursuant to the terms of the merger agreement, the Plan was terminated and the outstanding options to acquire common stock of the Company with an exercise price less than $2.80 per share were converted into the right to receive the difference between $2.80 per share and the exercise price of the option multiplied by the number of shares covered by the option.  As of January 10, 2003, 204,007 shares of the Company’s common stock previously registered under Form S-8 had not yet been issued under the Plan.  The Company hereby deregisters the following shares initially registered for issuance pursuant to the Plan:

Registration No.	Plan	Shares Registered[1]	Shares to be Deregistered

033-95104	R-B Rubber 1995 Stock Option Plan, as Amended	216,000	204,007

1 Adjusted to reflect a 20% stock dividend declared in each of December 1999 and May 2001.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned.

Date: January 29, 2003		R-B RUBBER PRODUCTS, INC. (Registrant)

	By:	/s/ Gregory J. Divis
Name: Gregory J. Divis
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated

Signature	Title	Date

/s/ Gregory J. Divis	President and Director
	(Principal Executive Officer)	January 29, 2003

/s/ Donald Overturf	Chief Financial Officer
	(Principal Financial and Accounting Officer)	January 29, 2003

/s/ Sandon L. Wool	Director	January 29, 2003